Exhibit 99.1

CONTACT: Connie Hamblin (616) 772-1800	RELEASE: January 29, 2009

GENTEX REPORTS FOURTH QUARTER RESULTS

        ZEELAND, Michigan, January 29, 2009 — Gentex Corporation, the Zeeland, Michigan-based manufacturer of automatic-dimming rearview mirrors and commercial fire protection products, today reported results for the fourth quarter and year ended December 31, 2008. The Company also announced that it repurchased approximately 2.1 million shares of its stock during the fourth quarter of 2008.
        For the fourth quarter of 2008, the Company’s net sales declined by 28 percent to $122.3 million compared with $170.7 million in the fourth quarter of 2007. The gross profit margin declined on a year-over-year basis from 34.2 percent in the fourth quarter of 2007 to 28.4 percent in the fourth quarter of 2008. Two-thirds of that decline was the result of the Company’s inability to leverage its fixed overhead costs due to production inefficiencies as a result of last-minute customer order reductions. The balance of the decline was due to annual customer price reductions and foreign exchange rates, which were partially offset by purchasing cost reductions.
        Income from operations declined by 71 percent in the fourth quarter of 2008 to $9.8 million, compared with $33.7 million in the fourth quarter of 2007, primarily due to the decline in the gross margin as well as a $3.8 million increase in the allowance for doubtful accounts related to certain financially distressed Tier 1 automotive customers.
        The net loss of $10.4 million in the fourth quarter of 2008 compared with net income of $31.8 million in the fourth quarter last year was primarily due to the decrease in other income (expense) and reduced operating margin. Other income (expense) decreased in the fourth quarter of 2008 compared with the same prior-year period due to a non-cash charge for other-than-temporary impairment losses of $17.9 million recognized on equity investments, realized losses on the sale of equity investments, and lower year-end mutual fund distributions. The net loss per diluted share was 8 cents in the fourth quarter of 2008 compared with earnings per share of 22 cents in the fourth quarter of 2007.
        For calendar year 2008, net sales declined by five percent to $623.8 million compared with $653.9 million in calendar year 2007. Income from operations declined by 22 percent for calendar year 2008 compared with calendar year 2007, primarily due to the decline in the gross profit margin. Net income decreased by 49 percent in calendar year 2008 compared with calendar year 2007, primarily due to the decrease in other income (expense) and reduced operating margin. Other income (expense) decreased in calendar year 2008 compared with calendar year 2007 due to a non-cash charge for other-than-temporary impairment losses of $17.9 million recognized on equity investments, realized losses on the sale of equity investments, and lower year-end mutual fund distributions. Net income for calendar year 2008 was $62.1 million compared with $122.1 million for calendar year 2007. Earnings per diluted share were 44 cents for calendar year 2008 compared with 85 cents for calendar year 2007.
        “The fourth quarter of 2008 is by far the toughest quarter that Gentex has experienced in 25 years,” said Gentex Chairman and Chief Executive Officer Fred Bauer. “The Company has not reported a loss in operating or net income since 1984, which was three years prior to the introduction of the auto-dimming electrochromic mirror. The significant reductions in automotive production in the fourth quarter caused our customers to reduce their parts requirements, and we had to permanently lay off approximately 360 Gentex associates during the fourth quarter to bring our employment levels in line with our customers’ production schedules.
        “Like everyone else, we’re searching for information that will help provide some guidance as to where ‘the bottom’ is in the global financial and automotive markets, and at what point we should start seeing the market recover. Given the stimulus actions that have been taken by the United States and other governments, we’re hoping that the overall economy will gradually improve throughout 2009, and that the automotive industry will follow soon thereafter.”

        “We remain optimistic about the future of Gentex due to the continued development of new technologies and products. The Company has remained financially strong and debt free, and we believe we will come though this global economic crisis better than many companies,” concluded Bauer.

Share Repurchase Plan

        During the fourth quarter, the Company repurchased 2.1 million shares at a cost of approximately $17.9 million. The Company has a share repurchase plan in place with authorization to repurchase up to 28 million shares of the Company’s stock. To date, including the prior share repurchases, the Company has repurchased approximately 26 million shares, leaving approximately two million shares authorized to be repurchased under the plan.

Unit Shipments and Revenues

        Total auto-dimming mirror unit shipments decreased by 30 percent in the fourth quarter of 2008 compared with the fourth quarter last year. Automotive revenues decreased by 29 percent from $165.3 million in the fourth quarter of 2007 to $117.3 million in the fourth quarter of 2008.
        Auto-dimming mirror unit shipments in North America decreased by 36% in the fourth quarter of 2008 compared with the same period in 2007, primarily as a result of significantly lower light vehicle production. North American light vehicle production declined by 26% in the fourth quarter of 2008 compared with the same prior-year period. The declines in light vehicle production were highly concentrated in the light truck/SUV vehicle segment of the market. During the fourth quarter of 2008, vehicle production was down 40 percent on a major truck/SUV platform that offers both interior and exterior Gentex auto-dimming mirrors, and total light truck/SUV production in North America declined by 38 percent during the quarter, as automotive manufacturers significantly reduced or ceased production and extended holiday shutdowns at numerous plants in response to poor sales of those vehicles.
        In the fourth quarter of 2008, auto-dimming mirror unit shipments to offshore customers decreased by 24 percent compared with the same period last year. The decrease in unit shipments was primarily due to lower light vehicle production in Europe and Asia. Light vehicle production in Europe decreased by 27 percent in the fourth quarter, and decreased by 16 percent in Japan and Korea in the fourth quarter of 2008, compared with the same period last year.
        For calendar year 2008, total auto-dimming mirror unit shipments decreased by five percent and automotive revenues decreased by five percent to $601.5 million, compared with calendar year 2007, primarily due to the significant light vehicle production declines.
        Auto-dimming mirror unit shipments in North America decreased by 19 percent in calendar year 2008 compared with calendar year 2007, primarily as a result of significantly lower light vehicle production at the Detroit Three. North American light vehicle production declined by 16 percent in calendar year 2008 compared with calendar year 2007. Production was down 41% in calendar year 2008 on the previously referenced truck/SUV platform for which the Company supplies both interior and exterior auto-dimming mirrors, compared with the same period in 2007. Total light truck/SUV production was down by 25 percent in calendar 2008 compared with calendar year 2007.
        Auto-dimming mirror unit shipments to offshore customers increased by five percent in calendar year 2008 compared with calendar year 2007, primarily due to increased unit shipments to certain European and Asian customers. Light vehicle production in Europe decreased by five percent in calendar year 2008 compared with calendar year 2007. Light vehicle production in Japan and Korea decreased by two percent in calendar year 2008 compared with calendar year 2007.
        Fire Protection revenues decreased by nine percent to $5.0 million for the fourth quarter of 2008 compared with the same period last year. Fire Protection revenues decreased by seven percent to $22.1 million for calendar year 2008 compared with calendar year 2007. The decreased revenues during both periods were primarily due to the weak commercial construction market.

Future Estimates

        Gentex Senior Vice President Enoch Jen provided certain guidance for the first quarter of 2009.
        “Based on CSM Worldwide’s mid-January light vehicle production forecast, we currently expect our revenues in the first quarter of 2009 to decline by approximately 40 percent compared with the first quarter of 2008,” said Jen. “Light vehicle production in the first quarter of 2009 currently is expected to decline by 42 percent in North America (including a 46 percent decline in total light truck/SUV production), by 34 percent in Europe and by 29 percent in Japan and Korea.
        “It’s very difficult to grow your business when your customers are experiencing production declines like these,” said Jen. “The production schedules have been very unstable and continue to change on a weekly basis. For that reason, we do not plan to provide full year 2009 guidance at this time. However, CSM is currently forecasting that vehicle production levels will stabilize and then gradually improve during the balance of 2009.”
        The Company’s current first quarter 2009 forecast is based on CSM’s mid-January forecast for light vehicle production of 2.0 million units for North America, 3.8 million units for Europe and 2.8 million units for Japan and Korea. CSM’s current calendar year 2009 forecast for production is a 21 percent decline to 10.0 million light vehicle units for North America; a 16 percent decline to 17.4 million units for Europe, and a 17 percent decline to 12.0 million units for Japan and Korea.

Safe Harbor Statement

        This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act, as amended, that are based on management’s belief, assumptions, current expectations, estimates and projections about the global automotive industry, the economy, the impact of stock option expense, the ability to control and leverage fixed manufacturing overhead costs, unit shipment and revenue growth rates, the ability to control E,R&D and S,G&A expenses, gross margins, and the Company itself. Words like “anticipates,” “believes,” “confident,” “estimates,” “expects,” “forecast,” “hopes,” “likely,” “plans,” “projects,” and “should,” and variations of such words and similar expressions identify forward-looking statements. These statements do not guarantee future performance and involve certain risks, uncertainties, and assumptions that are difficult to predict with regard to timing, expense, likelihood and degree of occurrence. These risks include, without limitation, employment and general economic conditions, worldwide automotive production, the maintenance of the Company’s market share, the ability to achieve purchasing cost reductions, competitive pricing pressures, currency fluctuations, interest rates, equity prices, the financial strength/stability of the Company’s customers (including their Tier 1 suppliers), supply chain disruptions, potential sale of OEM business segments or suppliers, potential customer (including their Tier 1 suppliers) bankruptcies, the mix of products purchased by customers, the ability to continue to make product innovations, the success of certain newer products (e.g. SmartBeam® and Rear Camera Display Mirror), and other risks identified in the Company’s other filings with the Securities and Exchange Commission. Therefore, actual results and outcomes may materially differ from what is expressed or forecasted. Furthermore, the Company undertakes no obligation to update, amend, or clarify forward-looking statements, whether as a result of new information, future events, or otherwise.

Fourth Quarter Conference Call

        A conference call related to this news release will be simulcast live on the Internet beginning at 10:30 a.m. EST today. To access that call, go to www.gentex.com and select the “Audio Webcast” icon in the lower right-hand corner of the page. Other conference calls hosted by the Company will also be available at that site in the future.

Annual Meeting of Shareholders

        The Company’s 2009 Annual Meeting of Shareholders will be held on Thursday, May 14, 2009, at 4:30 p.m. EDST at the Pinnacle Center in Hudsonville, Michigan.

About the Company

        Founded in 1974, Gentex Corporation (The Nasdaq Global Select Market: GNTX) is an international company that provides high-quality products to the worldwide automotive industry and North American fire protection market. Based in Zeeland, Michigan, the Company develops, manufactures and markets interior and exterior automatic-dimming automotive rearview mirrors that utilize proprietary electrochromic technology to dim in proportion to the amount of headlight glare from trailing vehicle headlamps. Many of the mirrors are sold with advanced electronic features, and approximately 96 percent of the Company’s revenues are derived from the sales of auto-dimming mirrors to nearly every major automaker in the world.

GENTEX CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended December 31,		Year Ended December 31,

	2008	2007	2008	2007

Net Sales	$122,281,421	$170,722,639	$623,799,822	$653,933,236
Cost of Goods Sold	87,578,410	112,303,124	420,672,934	426,236,241

Gross Profit	34,703,011	58,419,515	203,126,888	227,696,995

Engineering, Research & Development	12,652,748	12,740,981	51,888,922	50,715,057
Selling, General & Administrative	12,285,244	9,068,837	42,425,050	35,280,846
Lawsuit Judgment	0	2,885,329	0	2,885,329

Income from Operations	9,765,019	33,724,368	108,812,916	138,815,763

Other Expense (Income)	25,757,662	(13,725,745)	16,618,055	(40,923,005)

Income (Loss) Before Income Taxes	(15,992,643)	47,450,113	92,194,861	179,738,768

Provision for Income Taxes	(5,627,538)	15,600,391	30,106,914	57,608,747

Net Income (Loss)	($ 10,365,105)	$31,849,722	$62,087,947	$122,130,021

Earnings (Loss) Per Share
Basic	($ 0.08)	$0.22	$0.44	$0.85
Diluted	($ 0.08)	$0.22	$0.44	$0.85
Weighted Average Shares:
Basic	137,890,462	143,995,387	140,902,304	143,056,704
Diluted	137,890,462	145,188,679	141,004,936	144,070,297

Cash Dividends Declared per Share	$0.110	$0.105	$0.43	$0.40

CONDENSED CONSOLIDATED BALANCE SHEETS

	Dec 31, 2008	Dec 31, 3007

ASSETS
Cash and Short-Term Investments	$323,483,785	$397,988,781
Other Current Assets	133,668,174	130,505,167

Total Current Assets	457,151,959	528,493,948

Plant and Equipment - Net	214,951,719	205,609,671
Long-Term Investments and Other Assets	90,999,702	163,919,061

Total Assets	$763,103,380	$898,022,680

LIABILITIES AND SHAREHOLDERS' INVESTMENT
Current Liabilities	$49,472,438	$68,362,705
Long-Term Debt	0	0
Deferred Income Taxes	15,034,620	22,847,779
Shareholders' Investment	698,596,322	806,812,196

Total Liabilities & Shareholders' Investment	$763,103,380	$898,022,680

GENTEX CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME

AUTO-DIMMING MIRROR UNIT SHIPMENTS
(Thousands)

	Fourth Quarters Ended December 31,			Years Ended December 31,

	2008	2007	% Change	2008	2007	% Change

Domestic Interior	842	1,247	-32%	4,095	4,907	-17%
Domestic Exterior	238	452	-47%	1,285	1,768	-27%
Total Domestic Units	1,080	1,699	-36%	5,380	6,676	-19%

Foreign Interior	1,141	1,589	-28%	6,410	6,093	5%
Foreign Exterior	497	574	-13%	2,598	2,452	6%
Total Foreign Units	1,638	2,163	-24%	9,009	8,545	5%

Total Interior Mirrors	1,983	2,836	-30%	10,505	11,000	-5%
Total Exterior Mirrors	735	1,026	-28%	3,884	4,220	-8%
Total Mirror Units	2,718	3,863	-30%	14,389	15,221	-5%

Note: Certain prior year amounts have been reclassified to conform with the current year presentation. Percent change and amounts may not total due to rounding.